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                                                                Exhibit (g)(1)


                              KPE Acquisition Inc.
                          1251 Avenue of the Americas
                                   20th Floor
                            New York, New York 10020



                                                                  March 12, 1999




Via Facsimile


      VLSI Technology, Inc.,
           1109 McKay Drive,
                San Jose, California  95131.

Attention:  Secretary

                  Re: Notice of request that a record date be fixed for the purpose of taking corporate action by written consent without a meeting

Dear Sir:

                  Pursuant to Section 2.13 of the VLSI Technology, Inc. ("VLSI") Bylaws (the "Bylaws"), KPE Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V., and a stockholder of record of 100 shares of common stock of VLSI, hereby gives you notice of its request that a record date be fixed in accordance with Section
2.13 of the Bylaws for the purpose of corporate action to be taken by written consent without a meeting.

                  Enclosed with this letter please find (i) Annex A, which is a copy of the Schedule 14A that was filed today with the Securities and Exchange Commission, and (ii) Annex B, which lists the residence addresses and nationalities of John T. Losier and Barry Singer whom KPE Acquisition Inc. proposes to elect as directors of VLSI pursuant to action by written consent of the VLSI stockholders.

                  KPE Acquisition Inc. asserts that the contents of this letter, taken together with the contents of Annexes A
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VLSI Technology, Inc.                                                        -2-


and B hereto, satisfies all of the requirements of Section 2.13 of the Bylaws for an effective notice of request that a record date be fixed for the purpose of corporate action to be taken by written consent without a meeting.

         Please notify the undersigned promptly by facsimile transmission to 212-536-0505 (with a copy to Neil Anderson and Greg Kennedy of Sullivan & Cromwell at 212-558-3588) to confirm that the Board of Directors of VLSI believes this request satisfies the procedures for requesting that the Board fix a record date.

                                                         Sincerely yours,

                                                         /s/ WILLIAM E. CURRAN

                                                         William E. Curran
                                                         President
                                                         KPE Acquisition Inc.





cc:      Christopher L. Kaufman
         Tad Freese
         (Latham & Watkins)